UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2012 (December 7, 2012)

REXAHN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15245 Shady Grove Road, Suite 455, Rockville, MD 20850

(Address of principal executive offices and zip code)

(240) 268-5300

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 8.01	Other Events.

On December 7, 2012, Rexahn Pharmaceuticals, Inc. (“Rexahn”) and Teva Pharmaceutical Industries Limited, a limited liability company organized under the laws of Israel (“Teva”), completed a private offering of 2,083,333 shares of Rexahn common stock for $750,000, or $0.36 per share. This investment by Teva was made pursuant to the terms of the Securities Purchase Agreement, dated June 26, 2009, as amended (the “Purchase Agreement”), whereby Teva had the option to make an additional investment in Rexahn common stock for the purpose of supporting the research and development program for RX-3117, an anti-cancer compound for which Rexahn owns the U.S. patent. The per share price of the Rexahn common stock purchased by Teva was determined pursuant to the terms of the Purchase Agreement, which provided for a per share price of 120% of the closing price on December 6, 2012. Rexahn previously disclosed Teva’s intent to exercise its option to purchase these additional shares on November 27, 2012.

The shares of Rexahn common stock that were purchased by Teva pursuant the Purchase Agreement were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof, as a transaction to an accredited investor not involving a public offering. Pursuant to the Purchase Agreement, Rexahn granted Teva certain piggyback registration rights with respect to the shares of Rexahn common stock it purchases pursuant to the Purchase Agreement, which Teva may exercise in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REXAHN PHARMACEUTICALS, Inc.

Date: December 13, 2012	By:	/s/ Chang H. Ahn
Chang H. Ahn
Chairman and Chief Executive Officer